EXHIBIT 99.1
Western Midstream Announces Closing of Brazos Delaware Acquisition
HOUSTON—(PR NEWSWIRE)—June 11, 2026 – Western Midstream Partners, LP (“WES” or the “Partnership”) (NYSE: WES) today announced it closed the previously announced acquisition of Brazos Delaware II, LLC (“Brazos”) for approximately $1.6 billion. Transaction consideration comprised approximately $800 million in cash and approximately $800 million in WES common units. WES issued approximately 19.4 million units based on the volume weighted average WES common unit price at the time the acquisition agreement was signed. The Brazos acquisition expands WES’s gathering and processing footprint in the Delaware Basin and aligns with WES’s philosophy of only deploying capital that sustains or grows its distribution. The transaction also met the objectives of accretion to per-unit metrics, protecting the Partnership’s balance sheet and investment grade credit ratings, and diversifying its customer base and ownership.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering, transporting, recycling, treating, and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells residue, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity-price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to realize the expected benefits from the Brazos acquisition; meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets and integrate the Brazos assets into our portfolio; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most-recent Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements, except as required by applicable law.
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Source: Western Midstream Partners, LP
WESTERN MIDSTREAM CONTACTS
Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866-512-3523
Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866-512-3523
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